Exhibit 21.1

                           KNIGHT TRANSPORTATION, INC.
                                  SUBSIDIARIES


1. Knight Transportation Services, Inc., an Arizona corporation

2. Knight Management Services, Inc., an Arizona corporation

3. Knight Transportation South Central, L.P., a Nevada limited partnership

4. KTTE Holdings, Inc., a Nevada corporation

5. QKTE Holdings, Inc., a Nevada corporation

6. Quad K Leasing, Inc., an Arizona corporation